Exhibit 10.3

WELLS FARGO	TERM NOTE
$1,000,000.00	Irvine, California January 4, 2006

FOR VALUE RECEIVED, the undersigned Pro-Dex, Inc. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Orange County RCBO, 2030 Main Street, Suite #900, Irvine, CA 92614, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $1,000,000.00, with interest thereon as set forth herein.

1.         DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1       "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California re authorized or required by law to close.

1.2       "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3, or 6 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided, however, that no Fixed Rate Term may be selected for a principal amount less than $1,000,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof.  If any Fixed Rate Term would end on a day which is  not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3       "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(a)        "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term in an amount approximately equal to the principal amount to which such Fixed Rate Term applies.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)        "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted for Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4       "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2.         INTEREST:

2.1       Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 2.50000% above LIBOR in effect on the first day of the applicable Fixed Rate Term.  When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.  With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2       Selection of Interest Rate Options.  At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designed by Borrower.  At the time this Note is disbursed or Borrower wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term.  Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate.  If no specific designation of interest is made at the time this Note is disbursed or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for this Note of the principal amount to which such Fixed Rate Term applied.

2.3       Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4        Payment of Interest.  Interest accrued on this Note shall be payable on the 4th day of each month, commencing February 4, 2006.

2.5       Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2.6       Collection of  Payment.  Borrower authorizes Bank to collect all principal and interest due hereunder by charging Borrower's account number 4169-538501 with Bank, or any other deposit account maintained by any Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

3.          REPAYMENT AND PREPAYMENT:

3.1       Repayment.  Principal shall be payable on the 4th day of each month in installments of $20,833.33 each, commencing February 4, 2006, and continuing up to and including December 4, 2009, with a final installment consisting of all remaining unpaid principal due and payable in full on January 4, 2010.

3.2       Application of Payments.  All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

3.3        Prepayment.

(a)        Prime Rate.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b)        LIBOR.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $1,000,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)         Determine the amount of interest which would have accrued each month  on the amount of prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)        Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)       If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment cots, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).  Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

4.         COLLATERAL:

As security for the payment and performance of all obligations of Borrower under this Note, Borrower grants to Bank security interests of first priority (except as agreed otherwise by Bank in Writing) in the following property of Borrower, now owned or at any time hereafter acquired:  all accounts receivable other rights to payment and general intangibles; all inventory; all equipment, together with security interests in all other personal property of Borrower now owned or at any time hereafter pledged to Bank as collateral for any other commercial credit accommodation granted by Bank to Borrower.  All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Banks hall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees and allocated costs of collateral audits.

5.         EVENTS OF DEFAULT:

Any default in the payment or performance of any obligation under this Note, or any defined event of default under any loan agreement now or at any time hereafter in effect between Borrower and Bank (whether executed prior to, concurrently with or at any time after this Note), shall constitute an "Event of Default" under this Note.

6.         MISCELLANEOUS:

6.1       Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal, interest, fees and other charges outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice and dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

6.2       Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each Borrower shall be joint and several.

6.3       Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Pro-Dex, Inc.

By: ______/s/ Jeffrey Ritchey ________________________
       Jeffrey Ritchey, CFO, Treasurer, Secretary

By: _____/s/ Patrick Johnson ________________________
       Patrick Johnson, President, CEO